As filed with the Securities and Exchange Commission on August 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTEGRIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

41-1941551

(I.R.S. Employer Identification Number)

3500 Lyman Boulevard, Chaska, Minnesota 55318

(Address of Principal Executive Offices)

Mykrolis Corporation 2001 Equity Incentive Plan

Mykrolis Corporation 2003 Employment Inducement and Acquisition Stock Plan

Mykrolis Corporation 2001 Non-Employee Director Stock Plan

Conversion Plan for Millipore Options

(Full Title of the Plans)

Peter W. Walcott, Esq.

Senior Vice President and General Counsel

Entegris, Inc.

3500 Lyman Boulevard

Chaska, Minnesota 55318

(Name and Address of Agent for Service)

(952) 556-3131

(Telephone Number, Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Mykrolis Corporation 2001 Equity Incentive Plan	8,436,163	$11.115	$93,767,952	$11,037
Mykrolis Corporation 2003 Employment Inducement and Acquisition Stock Plan	777,618	$11.115	$8,643,224	$1,018
Mykrolis Corporation 2001 Non-Employee Director Stock Plan	343,358	$11.115	$3,816,424	$449
Conversion Plan for Millipore Options	1,851,077	$11.115	$20,574,721	$2,422

(1)	This Registration Statement covers an aggregate of 11,408,216 shares of the Registrant’s common stock, par value $.01 per share, including preferred stock purchase rights (the “Common Stock”), that may be issued pursuant to awards granted under the equity plans identified above (collectively, the “Plans”). Also registered hereunder are such additional shares of Common Stock, presently undeterminable, as may be necessary to satisfy so-called “evergreen” annual increase provisions of the 2001 Equity Incentive Plan and the 2003 Employment Inducement and Acquisition Stock Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may be issued pursuant to the antidilution provisions of each of the Plans to which this Registration Statement relates.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on August 12, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference the following documents filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 28, 2004;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended November 27, 2004, February 26, 2005 and May 28, 2005, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission subsequent to August 28, 2004; and

(d)	the description of the Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant under Section 12 of the Securities Exchange Act of 1934 on June 30, 2000, including any amendments or reports filed for the purpose of updating such description.

(e)	the description of the preferred stock purchase rights which is contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant under Section 12 of the Securities Exchange Act of 1934 on August 8, 2005, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also incorporated or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Registrant by Peter W. Walcott, Senior Vice President and General Counsel of the Registrant. Mr. Walcott holds options to purchase Common Stock and owns shares of Common Stock.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

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The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant’s certificate of incorporation provides that the corporation shall indemnify its directors to the full extent permitted by the laws of the State of Delaware. In addition, the Registrant’s bylaws provide for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.

All of the Registrant’s directors and officers will be covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

The Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent legally permissible and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

4.1	Mykrolis Corporation 2001 Equity Incentive Plan

4.2	Mykrolis Corporation 2003 Employment Inducement and Acquisition Stock Plan

4.3	Mykrolis Corporation 2001 Non-Employee Director Stock Plan

5.1	Opinion of Peter W. Walcott, Senior Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Peter W. Walcott, Senior Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

Item 9. Undertakings

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s

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annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chaska, Minnesota, on August 16, 2005.

ENTEGRIS, INC.

By:	/s/ GIDEON ARGOV
Gideon Argov
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 16, 2005.

Signatures	Title
**	Non-Executive Chairman of the Board of Directors
JAMES DAUWALTER

/s/ Giden Argov	President, Chief Executive Officer and Director
GIDEON ARGOV	(Principal Executive Officer)

/s/ John Villas	Executive Vice President and Chief Financial Officer
JOHN VILLAS	(Principal Financial and Accounting Officer)

**	Director
MICHAEL A. BRADLEY

**	Director
MICHAEL P. C. CARNS

**	Director
DANIEL W. CHRISTMAN

**	Director
GARY KLINGL

**	Director
ROGER MCDANIEL

**	Director
PAUL OLSON

**	Director
THOMAS O. PYLE

**	Director
BRIAN SULLIVAN

** BY:	/S/ PETER W. WALCOTT .
Peter W. Walcott, attorney-in-fact

[SIGNATURE PAGE TO REGISTRATION STATEMENT ON FORM S-8]

EXHIBIT INDEX

4.1	Mykrolis Corporation 2001 Equity Incentive Plan

4.2	Mykrolis Corporation 2003 Employment Inducement and Acquisition Stock Plan

4.3	Mykrolis Corporation 2001 Non-Employee Director Stock Plan

5.1	Opinion of Peter W. Walcott, Senior Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Peter W. Walcott, Senior Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.